Exhibit 10.1
KENNAMETAL INC.
RESTRICTED UNIT AWARD
Grant Date:
     This Restricted Unit Award made from KENNAMETAL INC., a Pennsylvania corporation (the “Company”), to «name» (the “Awardee”) is made, as of the above Grant Date, under the Kennametal Inc. Stock and Incentive Plan of 2002, as amended (the “Plan”). Capitalized terms used herein, but not otherwise defined, shall have the same meaning ascribed to them in the Plan.
1.	The Company hereby grants to the Awardee a Restricted Unit Award (the “Award”) for «number of stock units» Stock Units. Each Stock Unit represents the right to receive one Share of the Company’s Capital Stock, par value $1.25 per share, subject to the Forfeiture Restrictions (defined below). Notwithstanding, Stock Units as initially awarded have no independent economic value, but rather are mere units of measurement used for purpose of calculating the number of Shares, if any, to be delivered under the Award.

2.	The prohibition against transfer and the obligation to forfeit and surrender the Stock Units to the Company are herein referred to as “Forfeiture Restrictions.” The Stock Units may not be sold, assigned, pledged, exchanged, hypothecated, gifted or otherwise transferred, encumbered or disposed of, except as described in the Plan, to the extent then subject to the Forfeiture Restrictions. The Forfeiture Restrictions shall be binding upon, and enforceable against, any permitted transferee of the Stock Units.

3.	The Forfeiture Restrictions shall lapse as to the Stock Units, provided that the Awardee does not Separate from Service and maintains Continuous Status as an Employee from the Grant Date through the lapse date, as follows: (a) Forfeiture Restrictions shall lapse as to one-fourth (1/4) of the Stock Units on the first anniversary of the Grant Date; (b) Forfeiture Restrictions shall lapse as to an additional one-fourth (1/4) of the Stock Units on the second anniversary of the Grant Date; (c) Forfeiture Restrictions shall lapse as to an additional one-fourth (1/4) of the Stock Units on the third anniversary of the Grant Date; and (d) Forfeiture Restrictions shall lapse as to the remaining one-fourth (1/4) of the Stock Units on the fourth anniversary of the Grant Date.

4.	The Stock Units, to the extent then subject to the Forfeiture Restrictions, shall be forfeited to the Company upon Separation from Service for any reason other than death, Disability or Retirement. In the event that the Awardee Separates from Service as a result of death, Disability or Retirement, the Forfeiture Restrictions relating to any outstanding Stock Units under this Award shall automatically lapse. Notwithstanding the foregoing or any provisions of this Award or the Plan to the contrary, for U.S. participants, where a Separation from Service due to Disability or Retirement has occurred, the delivery of any Shares underlying this Award shall be delayed and delivered on the six (6) month anniversary of the Awardee’s Separation from Service, subject to the Awardee’s satisfaction of all applicable income and employment withholding taxes.

5.	Except as otherwise provided herein, the shares of Company Capital Stock (the “Shares”) underlying Stock Units which are no longer subject to Forfeiture Restrictions shall be issued to the Awardee on the lapse date (or as soon as reasonably practicable thereafter but in no event later than the 15th day of the third month following such date), subject to the Awardee’s satisfaction of all applicable income and employment withholding taxes.

6.	The Shares underlying Stock Units shall not be sold or otherwise disposed of in any manner, that would constitute a violation of any applicable federal or state securities laws. The Company may refuse to register the transfer of the Shares on the stock transfer records of the Company if such transfer constitutes a violation of any applicable securities law and the Company may give related instructions to its transfer agent, if any, to stop registration of the transfer of the Shares.

7.	This Restricted Unit Award is intended to comply with Section 409A of the Internal Revenue Code (which deals with nonqualified deferred compensation) or an exception thereto and the regulations promulgated thereunder and shall be construed accordingly. The Company reserves the right to administer, amend or modify the Award or to take any other action necessary or desirable to enable the Award to be interpreted and construed accordingly. Notwithstanding the foregoing, the Awardee acknowledges and agrees that Section 409A may impose upon the Awardee certain taxes or interest charges for which the Awardee is and shall remain solely responsible.

8.	All other terms and conditions applicable to this Award are contained in the Plan. A copy of the Plan and related Prospectus is available on the Kennametal InfoNet in the Shared Services — Human Resources Portal under the Total Rewards tab, as well as on your account page at www.Fidelity.com under Plan Information and Documents.

KENNAMETAL INC.
By:	David W. Greenfield
Title: Vice President, Secretary and General Counsel

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